Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statement on Form S-4 of AMC Entertainment Holdings, Inc. of our report dated February 19, 2016, on our audits of the consolidated financial statements of Digital Cinema Implementation Partners, LLC and Subsidiaries as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, which report is included in the Form 10-K of AMC Entertainment Holdings, Inc. for the year ended December 31, 2015.  We also consent to the reference to our Firm under the caption “Experts.”

/s/ CohnReznick LLP

October 7, 2016

Roseland, New Jersey